Exhibit 99.1

Catalent Issues Open Letter to Customers Regarding Pending Acquisition by Novo Holdings

Committed to Continuing to Serve Customers and Patients as a Leading Global, Independent, Full-Service CDMO Post-Close

Alessandro Maselli to Remain President and CEO of Catalent Post-Close

SOMERSET, N.J. – Catalent, Inc. (NYSE: CTLT), the leader in enabling the development and supply of better treatments for patients worldwide, today issued the following open letter to customers:

To Catalent’s Valued Customers,

I want to correct a few key inaccuracies that have been reported in the press regarding Novo Holdings’ pending acquisition of Catalent and reiterate that we are, and will continue to be, driven by our mission to develop, manufacture and supply products that help people live better and healthier lives.

Novo Holdings is a global life science investment firm that is focused on creating long-term sustainable value. Following the closing of our transaction, as a private company under Novo Holdings’ ownership, Catalent will continue to operate as a leading global, independent, full-service CDMO. Catalent’s remaining network of nearly 50 global sites will continue to:

•	Provide you the latest technology and capabilities, deep experience, scalable capacity, proven regulatory expertise, and commitment to excellence;

•	Partner closely with you to successfully bring your products through development and clinical trials, and reliably supply your needs for commercial product launch and beyond;

•	Offer fill and finish services for sterile products for large and small molecules, including gene and cell therapies – areas in which we continue to invest and expand; and

•	Work with you to expand patient access to much needed treatments and cures.

I am also excited to announce I will continue to lead Catalent as President and CEO following the transaction close. A key factor in my decision to continue in my role is Novo Holdings’ commitment to provide support and capital to ensure unparalleled service to our customers and create new jobs as we drive Catalent’s growth. I look forward to partnering with all of our employees and Novo Holdings in this next chapter.

Since the announcement of this pending acquisition, all of us at Catalent have remained focused on ensuring that a reliable and high-quality supply of products is available for the patients that need them. As a result, Catalent has continued to experience strong levels of new business wins across our offerings, and we are honored by the confidence you place in us and greatly appreciate your loyalty.

I want to be clear: our commitments to you will not change, your products will remain our focus and your proprietary information will be protected.

Looking forward, our Patient First operating principle will remain central to how we work, engaging our employees and aligning them with your missions. This is our commitment to you and the patients you serve.

Sincerely,

Alessandro Maselli

President and Chief Executive Officer of Catalent

Catalent’s acquisition by Novo Holdings is expected to close towards the end of calendar year 2024, subject to customary closing conditions, including receipt of required regulatory approvals. The transaction is not subject to any financing contingency. For additional information, please visit transaction.catalent.com.

ABOUT CATALENT Catalent, Inc. (NYSE: CTLT), is a global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner development programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply nearly 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 17,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated approximately $4.4 billion in revenue in its 2024 fiscal year. For more information, visit www.catalent.com.

Forward-Looking Statements

This press release contains both historical and forward-looking statements and guidance. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations, projections, and guidance. Some of the factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the pending merger of Catalent with an affiliate of Novo Holdings (the “Merger”), the completion of the Merger on anticipated terms and timing, including obtaining antitrust and other regulatory approvals and clearances, the satisfaction of other conditions to the completion of the Merger, potential litigation relating to the Merger that could be instituted by or against Catalent, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto, the risk that disruptions from the Merger will harm Catalent’s relationships, and certain restrictions during the pendency of the Merger that may impact Catalent’s ability to pursue attractive business opportunities or strategic transactions.

These forward-looking statements speak only as of the date of this press release or as of the date they are made, and Catalent does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS

Media Contact:

Laura Hortas

+1(609) 240-7025

media@catalent.com

Investor Contact:

Paul Surdez

+1 (732) 537-6325

investors@catalent.com